                                                                   EXHIBIT 10.23

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                       MANUFACTURING AND SUPPLY AGREEMENT

      This MANUFACTURING AND SUPPLY AGREEMENT (the "Agreement") dated as of November 11, 2003 (the "Effective Date") is made by and between Raylo Chemicals Inc., a Canadian corporation ("Raylo") and Eyetech Pharmaceuticals, Inc., a Delaware corporation ("Eyetech").

                                    RECITALS

      WHEREAS, Eyetech develops and commercializes new drugs to reduce and prevent serious vision loss caused by eye disease and to develop new technologies to safely deliver drugs to the back of the eye;

      WHEREAS, Raylo is a contract manufacturer of chemical compounds for human drugs;

      WHEREAS, Raylo and Eyetech wish to enter into an agreement describing the terms and conditions upon which Raylo will manufacture and supply to Eyetech, and Eyetech will purchase from Raylo, the active pharmaceutical ingredient in Eyetech's Macugen(TM) product;

      WHEREAS, Raylo and Eyetech wish to set forth certain license terms pursuant to which Raylo will license and sublicense its intellectual property to permit Eyetech to manufacture for itself or have manufactured by a third party manufacturer the same product;

      WHEREAS, Raylo and Eyetech are parties to a certain Letter of Understanding dated September 1, 2003 (the "LOU") that, during the effectiveness of such LOU, will supersede and/or modify certain terms of this Agreement; and

      WHEREAS, Raylo and Eyetech are parties to a certain Quality Agreement dated November 11, 2003 (the "Quality Agreement"), which sets forth certain agreements of the Parties regarding quality control and quality assurance;

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and agreements hereinafter set forth the parties hereto agree as follows:
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                                 1. DEFINITIONS


      1.1 "15mM Process" shall mean the process for manufacturing API established, validated and documented through the 15mM Process Validation Procedures.

      1.2 "15mM Process Validation Procedures" shall mean the procedures for validation of the 15mM Process set forth in the Quality Agreement.

      1.3 "Affiliate" shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.3, "control" shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      1.4 "Agreement" shall mean this Manufacturing and Supply Agreement between Raylo and Eyetech together with the recitals and all exhibits, schedules and attachments hereto.

      1.5 "[**] License Fee" shall mean a fee in the amount of US$[**] payable by Eyetech to Raylo upon exercise by Eyetech of its option to license the [**] Patents in accordance with Section 2.3(a).

      1.6 "[**] Patents" shall mean [**] and all Patent Rights based on such patents, and all counterparts of any of the foregoing in any country.

      1.7 "API" shall mean active pharmaceutical ingredient bulk drug substance manufactured for use in the Eyetech Product, as described in the Specifications.

      1.8 "Applicable Legal Requirements" shall mean: (a) any and all federal, national, supranational, state and local laws, regulations, ordinances, orders and requirements applicable to the activities under this Agreement; and (b) any other specifications, guidelines, procedures and directives mutually agreed to by the Parties, applicable to the API or Eyetech Product, or activities under this Agreement, including, without limitation, cGMP.

      1.9 "Batch" shall mean a batch of API resulting from the 15mM Process.

      1.10 "[**]" shall mean [**].

      1.11 "Binding Order" shall have the meaning set forth in Section 3.2(b) hereof.

      1.12 "Business Day" shall mean a day on which banks are open for business in both New York, New York and Edmonton, Alberta.



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      1.13 "Certificates" means, with respect to the API, all necessary certificates of analysis and/or certificates of compliance.

      1.14 "CFR" shall mean the United States Code of Federal Regulations.

      1.15 "cGMP" shall mean applicable current Good Manufacturing Practices as described, without limitation, in ICHQ7A as specified in the Quality Agreement.

      1.16 "Confidential Information" shall mean all Know How or other information (whether or not patentable) regarding a Party's technology, products, business information or objectives, and all biological materials of a Party. Notwithstanding the foregoing, Confidential Information shall not include Know-How or other information that:

            (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party; or

            (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of such Know-How or other information and not bound by confidentiality obligations to the disclosing Party; or

            (c) either before or after the date of the disclosure to the receiving Party or its Affiliates is or becomes published or otherwise is or becomes part of the public domain through no breach hereof on the part of the receiving Party or its Affiliates; or

            (d) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information of the disclosing Party as demonstrated by written records.

      1.17 "Delivery" and all variations of this term means the delivery to Eyetech of API, FCA (Incoterms 2000) the Facility, together with all applicable Certificates, that meets the Specifications and has been manufactured in accordance with cGMP.

      1.18 "Dollars" or "$" shall mean Canadian Dollars unless expressly provided otherwise.

      1.19 "Effective Date" shall have the meaning set forth in the introduction hereto.

      1.20 "Eyetech Intellectual Property" shall mean all Eyetech Know-How and Eyetech Patent Rights.

      1.21 "Eyetech Know-How" shall mean any Know-How that (a) either (i) is in Eyetech's and/or its Affiliates' possession on the Effective Date or (ii) Eyetech and/or its Affiliates develop or acquire during the Term and (b) is owned or controlled by, or licensed to, Eyetech and/or its Affiliates and to which Eyetech and/or its Affiliates have


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the right to grant licenses or sublicenses without violating the terms of any agreement with a third party.

      1.22 "Eyetech Materials" shall mean the raw materials to be supplied to Raylo by Eyetech pursuant to Section 3.3 hereof. A list of all Eyetech Materials is attached hereto as Exhibit B.

      1.23 "Eyetech Patent Rights" shall mean Patent Rights that (a) cover Eyetech Know-How and (b) are owned or controlled by, or licensed to, Eyetech and/or its Affiliates and to which Eyetech and/or its Affiliates have the right to grant licenses or sublicenses without violating the terms of any agreement with a third party.

      1.24 "Eyetech Product" shall mean Eyetech's product named "Macugen(TM)" delivered by intravitreal injection.

      1.25 "Facility" shall mean Raylo's facility at 1021 Hayter Road, Edmonton, Alberta, Canada or such other manufacturing facility of Raylo or its Affiliates as may be approved by Eyetech.

      1.26 "FD&C Act" shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder.

      1.27 "FDA" shall mean the United States Food and Drug Administration.

      1.28 "Forecast" shall have the meaning set forth in Section 3.2(a) hereof.

      1.29 "Improvement" shall mean any upgrade, new version, adaptation, change, redesign, improvement, derivative work, modification or development of or to the API, the Specifications, or the method or process of manufacture, production or use of the API, conceived or reduced to practice, or otherwise created, in the course of the Parties' activities pursuant to this Agreement.

      1.30 "Initial Term" shall have the meaning set forth in Section 9.1.

      1.31 "Know-How" shall mean all information, inventions, discoveries, copyrights, trade secrets, data or materials, whether proprietary or not, and all Improvements.

      1.32 "LOU" shall have the meaning set forth in the recitals hereto.

      1.33 "LOU Termination Date" shall mean the date that the interim provisions of the LOU relating to the processing of API at the Facility and responsibility for rejected Batches shall, by agreement of the Parties in accordance with Section 4.1(c), terminate.

      1.34 "Material Safety Data Sheet" means the material safety data sheet used to comply with the United States Occupational Safety and Health Administration's Hazard Communication Standard, 29 CFR Section 1910.120, as amended from time to time.


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      1.35 "Minimums" shall mean the percentages of Eyetech's requirements for
API used in the Eyetech Product set forth on Exhibit C hereto.

      1.36 "mM" shall mean one-thousandth of a Mole.

      1.37 "Negotiated Per Gram Cost" shall mean the cost per gram of API to be paid by Eyetech to Raylo set forth on Exhibit D, as adjusted from time to time in accordance with Section 4.2.

      1.38 "PAI" shall mean a pre-approval inspection of the Facility to demonstrate the requirements of Section 505 of the FD&C Act are met with regard to the methods used in, and the facilities and controls used for, the manufacture and processing of a drug.

      1.39 "Parties" shall mean Raylo and Eyetech together and "Party" shall mean either Raylo or Eyetech individually.

      1.40 "Patent Rights" shall mean all patents and patent applications (including any continuations and continuations-in-part of any such patent applications, and any divisionals, provisionals or substitute applications with respect to any such patent applications), any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts of any of the foregoing in any country.

      1.41 "Person" shall mean any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

      1.42 "Quality Agreement" shall have the meaning set forth in the recitals hereto.

      1.43 "Raw Materials" means ingredients, additives, purification resins, and reagents, and any other components or in-process materials as defined in 21 CFR Section 210.3, which are purchased by Raylo for use in the manufacture of the API, but not including the Eyetech Materials.

      1.44 "Raylo Intellectual Property" shall mean all Raylo Know-How and Raylo Patent Rights.

      1.45 "Raylo Know-How" shall mean any Know-How that (a) either (i) is in Raylo's and/or its Affiliates' possession on the Effective Date or (ii) Raylo and/or its Affiliates develop or acquire during the Term and (b) is owned or controlled by, or licensed to, Raylo and/or its Affiliates and to which Raylo and/or its Affiliates have the right to grant licenses or sublicenses without violating the terms of any agreement with a third party.

      1.46 "Raylo Patent Rights" shall mean Patent Rights that (a) cover Raylo Know-How and (b) are owned or controlled by, or licensed to, Raylo and/or its Affiliates


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and to which Raylo and/or its Affiliates have the right to grant licenses or sublicenses without violating the terms of any agreement with a third party.

      1.47 "Services" shall have the meaning set forth in Section 3.6.

      1.48 "Specifications" shall mean the initial specifications for the API set forth on Exhibit A hereto, and any subsequent changes or modifications to the initial specifications as determined by Eyetech from time to time.

      1.49 "Term" shall mean the Initial Term as it may be extended pursuant to
Section 9.1 hereof.

      1.50 "Validation Batches" shall mean Batches of API submitted by Raylo to Eyetech for validation of the 15mM Process pursuant to the Quality Agreement.


                 2. VALIDATION; REGULATORY COMPLIANCE; LICENSES


      2.1 Validation. Validation of the 15mM Process shall be conducted as set forth in the Quality Agreement. All post-validation changes to the 15mM Process shall require the prior written approval of Eyetech.

      2.2 Regulatory Compliance and Records.

            (a) Regulatory Inspections and Notices. Raylo is responsible for passing any required PAI in connection with Eyetech's application for regulatory approval of the Eyetech Product. Eyetech shall provide a third party consultant, at its cost, to advise Raylo on what steps are necessary for Raylo to pass any such PAI with respect to the API in the Facility. Raylo shall provide Eyetech with a copy of all inspection results, including a copy of any inspection report and/or observations from the regulatory authority (or its designee) for any regulatory inspection; provided that Raylo may redact any third party confidential information from such inspection results if such third party confidential information is not relevant to a complete understanding of the impact of the regulatory inspection on Raylo's ability to manufacture and supply API in accordance with this Agreement. Raylo shall notify Eyetech within two (2) Business Days after receiving formal notice about the initiation of any compliance or enforcement action, investigation, inspection, review or inquiry by the FDA or other regulatory authority concerning the API, including any Form 483, recall, seizure, warning letter, or court complaint. In addition, Eyetech shall have the right to have, at Eyetech's option, up to two (2) Eyetech representatives present at the Facility for any regulatory inspection that relates to the manufacture of the API.

            (b) Access to Records. Eyetech shall have access to all records, documents and materials of Raylo relating to this Agreement and the manufacture of the API. Upon Eyetech's request and at Eyetech's cost, Raylo shall promptly deliver to Eyetech a single copy of any such records, documents and materials that Eyetech may request.


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            (c) Regulatory Submissions and Support. Raylo shall cooperate with
Eyetech and provide Eyetech with any information in Raylo's possession that Eyetech requires in order to make submissions to regulatory authorities relating to the API and/or the Eyetech Product. Eyetech will advise Raylo from time to time of any regulatory submissions relating to the API and/or the Eyetech Product requiring responses from Raylo. Raylo shall respond to any such inquiry and provide all requested information promptly after Raylo's receipt of the inquiry, and Raylo shall provide Eyetech with notice of any inquiry from a regulatory authority within two (2) Business Days from Raylo's receipt of the inquiry.

      2.3 Licenses; Covenants.

            (a) License Under [**] Patents. Raylo hereby grants to Eyetech an irrevocable, perpetual, non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses to Eyetech's Affiliates and to Pfizer Inc. and Pfizer Inc.'s affiliates, under the [**] Patents, solely to make, have made, use, sell, offer for sale and import the API and Eyetech Product, effective upon written notice from Eyetech to Raylo that it is exercising its option to license the [**] Patents and payment by Eyetech to Raylo of the [**] License Fee. Raylo hereby agrees not to transfer or grant to any third party any rights in the [**] Patents that would prevent or are inconsistent with the foregoing license grant to Eyetech.

            (b) License Under Eyetech Intellectual Property. Eyetech hereby grants to Raylo a non-exclusive, worldwide, non-sublicensable, royalty-free license under the Eyetech Intellectual Property during the Term solely to perform Raylo's obligations under this Agreement.

            (c) License Under Raylo Intellectual Property. In order to ensure that Eyetech will be free to continue using, or having used, its manufacturing processes and other technology relating to the API and the Eyetech Product both during the Term and after the expiration or termination of this Agreement, Raylo hereby grants to Eyetech an irrevocable, perpetual, non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses to Eyetech's Affiliates and to Pfizer Inc. and Pfizer Inc.'s Affiliates, under the Raylo Intellectual Property, solely to make, have made, use, sell, offer for sale and import the API and Eyetech Product.

            (d) Covenants Regarding [**]. Raylo hereby agrees (i) to [**] in full force and effect during the Term and thereafter for a period of [**], (ii) agrees not to take any action or omit to take any action, which action or omission could result in [**] and (iii) agrees to notify Eyetech within two (2) Business Days of receiving any communication from or on behalf of [**]. Upon request by Eyetech, and at Eyetech's expense or [**], Raylo shall exercise its right under Section 2.02 of the [**] designated by Eyetech.

      2.4 Ownership of and Licenses to Improvements. Each Party shall own all Improvements made by it or its employees. Raylo hereby grants to Eyetech an irrevocable, perpetual, exclusive, worldwide, royalty-free license, with the right to grant


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sublicenses, to all Improvements made by Raylo and its employees, solely to make, have made, use, sell, offer for sale and import the API and Eyetech Product. Eyetech hereby grants to Raylo an irrevocable, perpetual, non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses, to manufacturing method or process Improvements made by Eyetech and its employees, solely for purposes unrelated to the making, having made, using, sale, offer for sale or importation of the API or the Eyetech Product.

      2.5 Upgrade to Manufacturing Process. If Eyetech requests that Raylo upgrade its manufacturing process for the API from the 15mM Process to a higher volume process (e.g., to a 100mM process), the Parties shall in good faith cooperate to make any operational changes necessary to implement such upgrade and to amend this Agreement, including without limitation the validation and pricing provisions hereof, as reasonably necessary to accommodate such necessary changes.


           3. SUPPLY OF PRODUCT; EYETECH MATERIALS; SERVICES; ADVERSE
                         EXPERIENCE REPORTING; FACILITY


      3.1 Supply and Purchase of API. Raylo shall manufacture API exclusively for and sell API exclusively to Eyetech and its Affiliates and, if requested by Eyetech, to Pfizer Inc. and its affiliates, and Eyetech (together with its Affiliates, Pfizer Inc. and Pfizer Inc.'s affiliates) shall purchase from Raylo quantities of the API sufficient to meet Eyetech's Minimum obligations; provided that Eyetech shall not be obligated to purchase such Minimums from Raylo if its failure to do so is related to Raylo's failure to accept Eyetech's Binding orders or to Deliver API to Eyetech by the requested delivery dates in Eyetech's Binding Orders. If Eyetech requests that Raylo sell API to Pfizer Inc. and Pfizer Inc.'s affiliates, Eyetech hereby guarantees to Raylo payment by Pfizer Inc. and Pfizer Inc.'s affiliates for API Delivered by Raylo in accordance with written orders placed by Pfizer Inc. and Pfizer Inc.'s affiliates.

      3.2 Production Planning; Forecasts.

            (a) Forecast. During the Term, Eyetech shall provide to Raylo, within the first month of each quarter, on a quarterly basis, a rolling forecast for orders of API with respect to the following four (4) quarters (each, a "Forecast"). Eyetech shall be obligated to purchase at least [**] of the amount of API forecast for the first quarter of any Forecast, and shall execute a binding purchase order to that effect. The forecast for the remaining three (3) quarters of any Forecast shall be non-binding.

            (b) Binding Orders. The binding portions of the Forecasts and Eyetech's purchase orders for quantities in excess of such binding portions shall be binding (each, a "Binding Order" and, collectively, "Binding Orders").

            (c) Obligation to Supply

                  (1) Raylo shall (A) fill all Binding Orders, (B) Deliver API ordered thereunder, (C) use best efforts to accommodate Eyetech's requested Delivery dates, and (D) in any case Deliver such API within the quarter, for up to [**]% of Eyetech's requirements


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                  forecasted for the first quarter in the most recent Forecast preceding such Binding Orders, provided that Eyetech submits purchase orders for such Binding Orders at least [**] days preceding the requested Delivery date and provided further that Eyetech acknowledges that if, despite Raylo's best efforts to accommodate Eyetech's requested Delivery dates, Raylo is unable to fully accommodate such requested Delivery dates due to [**], then Raylo shall not be in breach of its obligations pursuant to clause (C) above as long as Raylo continues to use its best efforts to Deliver the API ordered by Eyetech as close as reasonably practicable to Eyetech's requested Delivery dates. In addition, Raylo shall use best efforts to fill all Binding Orders, and Deliver API ordered thereunder by the requested Delivery date, for quantities in excess of [**]% of Eyetech's requirements forecasted for the first quarter in the most recent Forecast preceding such Binding Orders, provided that Eyetech submits purchase orders for such Binding Orders at least [**] days preceding the beginning of the quarter in which Delivery is requested.

                  (2) If Raylo is unable to supply the API ordered by Eyetech hereunder and Raylo is unable to remedy the problem within [**] days after its initial failure to supply, then thereafter Eyetech's Minimum obligations hereunder shall no longer apply; provided that Eyetech shall in good faith discuss with Raylo alternative minimum commitments to substitute for Eyetech's Minimum obligations if Raylo's failure to supply is due to causes that Raylo eliminates and Raylo gives Eyetech assurances to Eyetech's reasonable satisfaction that Raylo will reliably satisfy any orders placed by Eyetech to meet such alternative minimum commitments.

      3.3 Supply and Use of Eyetech Materials. Eyetech shall supply Raylo, at least [**] days prior to the beginning of the first binding forecast period., with Eyetech Materials in sufficient amounts and adequate quality to permit Raylo to meet its obligations above. The Parties acknowledge that failures by Eyetech to meet such Eyetech Materials supply obligations may cause increases in Raylo's costs of manufacturing API, and therefore the Parties agree to negotiate in good faith adjustments to the API purchase price as necessary to compensate Raylo for any such cost increases. Eyetech shall be responsible for shipping and delivery of Eyetech Materials to Raylo. With respect to all Eyetech Materials, Raylo shall: (a) at all times keep the Eyetech Materials secure and safe from loss, damage, theft, misuse and unauthorized access in such manner as Raylo stores its own proprietary materials of a similar nature, (b) maintain, store, and handle the Eyetech Materials according to Eyetech's specifications and current good manufacturing practice requirements (cGMP) and (c) dispose of Eyetech Materials only in connection with Raylo's responsibilities under this Agreement and otherwise follow Eyetech's instructions with regard to the handling and disposition


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of the Eyetech Materials. Title in and to the Eyetech Materials shall at all times remain with Eyetech.

      3.4 Raw Materials; Annual List from Eyetech. Raylo shall be responsible for the planning, procurement, testing, storage and release of the Raw Materials. All Raw Materials purchased by Raylo shall meet cGMP and shall conform to the specifications for such Raw Materials set forth in the Specifications.

      3.5 cGMP Manufacture. Raylo will manufacture all API using the 15mM Process in accordance with cGMP, the Specifications, Applicable Legal Requirements, and all terms and conditions contained in the applicable Binding Order (to the extent such terms and conditions are not inconsistent with this Agreement), at the Facility.

      3.6 Raylo Services. Raylo shall diligently carry out the following services (the "Services") in a professional and workmanlike manner:

            (a) Prepare, maintain and review all documents and records relating to the manufacture of API, including without limitation all production records, including master production and control records, and Batch production and control records, in each case as required by and consistent with cGMP and the Specifications.

            (b) Maintain a quality control unit in compliance with the FD&C Act, including 21 CFR Section 211.22, and establish a procedure for communications and interactions with Eyetech's quality control unit with respect to the manufacture of the API.

            (c) Operate the Facility, including the supply of utilities, and manufacture the API in conformance with the Specifications.

            (d) Provide, in accordance with a sampling plan to be established by Eyetech and subject to the purchase price provisions of Section 4.1, API samples and in-process samples for analysis and Batch release by Eyetech.

            (e) Review requirements (if any) for modifications to the 15mM Process in order to meet the Specifications for manufacture of subsequent API and notify Eyetech of such proposed modifications. Any such modifications to the 15mM Process are subject to approval by Eyetech.

            (f) Issue all Certificates.

      3.7 Facility.

            (a) Interim Cooperation at the Facility. In accordance with the LOU, the Parties have agreed that Eyetech shall have certain supervisory involvement relating to the processing of API at the Facility during an interim period that commenced prior to the Effective Date. During such interim period, which shall end on the LOU Termination Date, certain obligations of the Parties under this Agreement shall be superseded and/or modified as set forth in the LOU.


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            (b) Onsite Representative. Subsequent to the LOU Termination Date,
Raylo shall permit up to four (4) Eyetech employees, consultants and/or representatives (which, at Eyetech's option, may include representatives of Pfizer Inc.) to have reasonable access to the Facility during the manufacture of the API, for the purpose of observing, reporting on, and consulting as to such manufacturing efforts, including without limitation access to the review of all batch records and documents. Raylo agrees to consider, in good faith, any suggestions that Eyetech, or its onsite consultants/representatives, may have regarding the design or operation of the Facility and shall, in all cases, promptly respond to Eyetech regarding such suggestions.


                          4. PAYMENT AND PRICING TERMS


      4.1 API Purchase Price; Amendment of LOU. Raylo shall sell API to Eyetech for the following prices and fees:

            (a) Prior to LOU Termination Date. Prior to the LOU Termination Date, Eyetech shall pay Raylo the amounts set forth in the LOU.

            (b) After the LOU Termination Date. After the LOU Termination Date, Raylo shall sell API manufactured using the 15mM Process to Eyetech at the Negotiated Per Gram Cost as described in Exhibit D; provided that if, after the LOU Termination Date, Eyetech determines that a change in the Specifications is required, and such change increases Raylo's cost of production, the Parties shall in good faith negotiate an amendment to this Agreement to compensate Raylo for such increase to Raylo's cost of production.

            (c) Amendment of LOU. The Parties hereby amend the LOU to reflect that the LOU shall terminate upon the completion of validation of the 15mM Process pursuant to the Quality Agreement.

      4.2 Invoices. Invoices for the purchase price for API shall be delivered to Eyetech no earlier than at the time of Delivery of such API. All properly delivered invoices shall be paid by Eyetech within [**] days after Eyetech's receipt thereof. In order to facilitate timely invoicing by Raylo, Eyetech agrees that it will use commercially reasonable efforts to provide QC reports to Raylo no later than [**] days after Raylo's delivery of samples to Eyetech for testing.

      4.3 [**]License Fee. If Eyetech exercises its option to obtain a license under the [**] as set forth in Section 2.3(a), Eyetech shall pay to Raylo [**].

      4.4 [**]License Fees. Eyetech shall reimburse Raylo for any license fees and royalties paid by Raylo to [**] that are attributable to Raylo's supply of API to Eyetech hereunder. Raylo shall invoice Eyetech for such license fees and royalties after Raylo has paid them and shall include with such invoices evidence of payment. Eyetech shall pay all such invoices within [**]) days after Eyetech's receipt thereof.


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
      4.5 Currency. Raylo shall invoice Eyetech, and Eyetech shall pay Raylo, all amounts hereunder in Canadian Dollars; provided that the [**], if payable, shall be invoiced and paid in United States dollars.

      4.6 Taxes. All prices and charges are inclusive of all taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority in respect of the Services and delivery of API shall be paid by Raylo (other than any taxes on the income of Eyetech, which shall be paid by Eyetech); provided that Eyetech shall be responsible for all taxes, levies, imposts, duties and fees imposed by or under the authority of any government or public authority in respect of the API (including any exportation from Canada or importation into any other country) after Eyetech takes title to API from Raylo.


                  5. REPRESENTATIONS, WARRANTIES AND COVENANTS


      5.1 Of Both Parties. Each Party warrants and represents as of the Effective Date that such Party: (1) has the corporate power and authority to enter into this Agreement; (2) is aware of no legal, contractual or other restriction, limitation or condition that might affect adversely its ability to perform hereunder; and (3) is in good standing under the laws of each jurisdiction in which it is incorporated or engages in business activities.

      5.2 Of Raylo. Raylo represents, warrants and covenants to Eyetech that:

            (a) the Services shall be performed in accordance with this Agreement and the Quality Agreement;

            (b) all API provided to Eyetech under this Agreement shall meet the Specifications and shall be manufactured in accordance with cGMP;

            (c) unencumbered title to all API will be conveyed to Eyetech upon payment by Eyetech of any invoices relating to such API;

            (d) the facilities (including, without limitation, the Facility) and practices that shall be used in the performance of the Services and the manufacture of the API shall conform to all Applicable Legal Requirements;

            (e) to the best of Raylo's knowledge and belief, Raylo has not, does not and will not employ any individual who is debarred under Section 306 of the FD&C Act and will provide a certification that it has not, does not and will not use in any capacity the services of any person debarred under Section 306 of the FD&C Act in connection with the manufacture of the API;

            (f) Raylo has obtained, and shall maintain during the term of this Agreement, all required government permits, including but not limited to health, safety and environmental permits, necessary for the conduct of the Services;

            (g) to the best of Raylo's knowledge and belief, Raylo's performance of the Services and manufacture of the API will not infringe any rights (including, without limitation, any intellectual property rights) of any third party;

            (h) the information provided by Raylo to Eyetech pursuant to Section
2.2 shall be a complete and accurate in all material respects;

            (i) Raylo shall comply with any and all environmental requirements in the performance of the Services and the manufacture of the API;

            (j) Raylo is the sole owner of the [**] Patents and has all rights necessary to grant Eyetech the license set forth in Section 2.3(a); and

            (k) [**], as provided by Raylo to Eyetech prior to the Effective Date, remains in full force and effect as of the Effective Date.

      5.3 Of Eyetech. Eyetech represents and warrants to Raylo that, to the best of Eyetech's knowledge and belief, the Eyetech Materials provided by Eyetech for use by Raylo in the manufacturing of API will not infringe or violate any valid intellectual property rights of any third party.

      5.4 No Other Warranties. THE WARRANTIES CONTAINED IN THIS SECTION 5 ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND
NON-INFRINGEMENT.


                                  6. COMPLAINTS


      6.1 Complaints Regarding API. In the event Eyetech has a complaint with respect to API supplied to Eyetech, then:

            (a) If Eyetech's complaint concerns the quantity of such API, Eyetech shall provide Raylo written notice of its complaint and provide sufficient evidence to substantiate the short quantity. Upon receipt of such written notice and substantiating evidence, Raylo shall supply to Eyetech as promptly as practicable the said short quantity of such API. Such replacement quantity shall be provided by Raylo at no additional cost to Eyetech, assuming that Eyetech has already paid for such replacement quantity.

            (b) If Eyetech's complaint concerns the quality of such API (non-compliance with the warranties set forth in Section 5 hereof), Eyetech shall provide Raylo written notice of its complaint and provide sufficient analytical evidence to substantiate the impairment. Upon receipt of such written notice and substantiating evidence, the impaired amount of API shall be replaced by Raylo with an equal amount of API conforming with the Specifications, as promptly as practicable. Such replacement quantity shall be provided by Raylo at no additional cost to Eyetech, assuming that Eyetech has already paid for such replacement quantity.

            (c) Should Raylo disagree with the substantiating evidence provided by Eyetech, Raylo shall supply the replacement quantity of API in accordance with the terms of paragraphs (a) and (b) of this Section 6.1, and then both Parties shall immediately and jointly carry out the necessary analysis to verify whether Eyetech's complaint is justified. Should said analysis confirm the validity of the complaint by Eyetech, then the matter shall be deemed conclusively resolved. Should said analysis confirm the invalidity of the complaint by Eyetech, then Raylo shall invoice Eyetech for the replacement quantity provided in accordance with the terms of this Agreement.

      6.2 Recalls. If Eyetech undertakes a recall related to the API, Eyetech shall notify Raylo. Raylo shall cooperate with and provide assistance to Eyetech in connection with any such recall as reasonably requested by Eyetech.

      7. INDEMNIFICATION AND INSURANCE

      7.1 Indemnification.

            (a) By Raylo. Raylo shall indemnify, defend and hold harmless Eyetech, its Affiliates, its sublicensees and distributors and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs or expenses whatsoever (including reasonable legal fees and disbursements) arising out of or resulting from claims, demands, or actions by third parties to the extent such liabilities, damages, losses, costs or expenses arise from:

                  (1) any breach of Raylo's representations, warranties and covenants set forth in Section 5; or

                  (2) personal injury (including death) or property damage relating to or arising out of the failure by Raylo to manufacture the API in accordance with cGMP and/or the Specifications; or

                  (3) Raylo's violation of any environmental requirements in the manufacture of API or performance of the Services.

            (b) By Eyetech. Eyetech shall indemnify, defend and hold harmless Raylo, its Affiliates and their subcontractors, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs or expenses whatsoever (including reasonable legal fees and disbursements) arising out of or resulting from claims, demands, or actions by third parties to the extent such liabilities, damages, losses, costs or expenses arise from:

                  (1) any breach of Eyetech's representations and warranties set forth in Section 5; or

                  (2) personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of the Eyetech Product by Eyetech, its Affiliates or its sublicensees; except, in each case, to the extent that Raylo is indemnifying Eyetech in accordance with
                  Section 7.1(a)(2) above.

      7.2 Procedure for Indemnification. In the event that any person (an "Indemnified Party") entitled to indemnification under Section 7.1(a) or 7.1(b) is seeking such indemnification, such Indemnified Party shall promptly notify the indemnifying Party (the "Indemnitor") in writing of the claim (and in reasonable detail); provided, however, that failure to give such notification shall not affect the indemnification to be provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. The Indemnitor shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall provide the Indemnitor, at the Indemnitor's cost, with reasonable assistance and relevant information to support the defense of any such claim. The Indemnitor shall not accept any settlement which imposes liability not covered by this indemnification or impose any obligation on, or otherwise adversely affect, the Indemnified Party or other Party without the prior written consent of such Indemnified Party or other Party, as applicable. Nothing contained in this
Section 7.2 shall oblige the Indemnified Party to take any action or steps in its own name in defending any claim, action or proceedings; however, the Indemnified Party, at is option and expense, may review and comment on the defense of any claim through its own counsel; provided that the Indemnitor shall be responsible for the fees and costs of the Indemnified Party's counsel if: (1) the Indemnitor and the Indemnified Party shall have mutually agreed to the retention of such counsel; (2) the Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor; or (3) the named parties to any such proceeding (including the impleaded parties) include both the Indemnitor and the Indemnified Party, and representation of both parties by the same counsel would be inappropriate in the opinion of the Indemnified Party's counsel due to actual or potential differing interests between them; in any such case, one (1) firm of attorneys separate from the Indemnitor's counsel may be retained to represent the Indemnified Party at the Indemnitor's expense. As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnified Party in connection with enforcement of Sections 7.1(a) or (b) shall also be reimbursed by the Indemnitor.

      7.3 Insurance. Raylo shall obtain and maintain during the term of this
Agreement: (1) comprehensive general liability insurance on a claims made basis, with coverage limits of not less than US$5 million per claim and US$20 million aggregate and (2) property insurance which includes business interruption coverage. Raylo shall name Eyetech as an additional insured on its policies. The minimum level of insurance set forth herein shall not be construed to create a limit on Raylo's liability hereunder. Within thirty (30) days after the Effective Date, Raylo shall furnish to Eyetech a certificate of insurance evidencing such coverage. Each such certificate of insurance, as well as any certificates evidencing new or modified coverages of Raylo, shall include a provision whereby thirty (30) days written notice must be received by Eyetech prior to coverage modification, and ten (10) days written notice must be received by Eyetech prior to coverage cancellation, by either Raylo or the insurer. In addition, Raylo shall promptly notify Eyetech of any cancellation or modification of such insurance coverage and of any new or modified coverage. In the case of a modification or cancellation of such coverage, Raylo shall promptly provide Eyetech with a new certificate of insurance evidencing that Raylo's coverage meets the requirements in the first sentence of this Section 7.3.


                 8. LIMITATION OF LIABILITY; LIQUIDATED DAMAGES.


      8.1 EXCEPT WITH RESPECT TO (i) RAYLO BREACHING ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 10 HEREOF, AND (ii) EYETECH'S COSTS OF PROCURING ALTERNATE SUPPLY OF API IF RAYLO FAILS TO MEET ITS OBLIGATIONS TO SUPPLY API HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THE MANUFACTURE, SALE, SUPPLYING OR FAILURE OR DELAY IN SUPPLYING OF THE API OR EYETECH PRODUCT OR OTHERWISE ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

      8.2 NOTHING IN THIS SECTION 8 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION OBLIGATIONS OF RAYLO UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 7.


                                 9. TERMINATION.


      9.1 Initial Term; Extensions. This Agreement shall take effect as of the Effective Date and shall, unless sooner terminated pursuant to this Section 9, remain in effect until November 11, 2008 (the "Initial Term"). Upon written notice from Eyetech to Raylo on or before six (6) months prior to the expiration of the Initial Term, Eyetech shall have the right to extend the term of this Agreement for a period of up to three (3) years, as determined by Eyetech in its discretion. Eyetech shall specify the number of years for such extension in the notice provided to Raylo under this Section 9.1. Upon written notice to Raylo not later than six (6) months prior to the expiration of the term as extended by Eyetech pursuant to this Section 9.1, Eyetech shall have the further right to extend of the term of this Agreement for an additional period of up to three (3) years. Eyetech shall specify the number of years for such extension in the notice provided to Raylo under this Section 9.1.

      9.2 Termination by Eyetech.

            (a) Eyetech Product Failure. Eyetech shall have the right to terminate this Agreement immediately, upon written notice, if Eyetech elects to abandon its efforts to commercialize the Eyetech Product.

            (b) Failure to Obtain Licenses to Third Party Patent Rights. Eyetech shall have the right to terminate this Agreement immediately, upon written notice, if Raylo has not obtained all licenses to third party Patent Rights necessary to enable Eyetech to use and offer for sale the API in, and to import the API into, the United States and any other country [**].

            (c) Nonoccurrence of the LOU Termination Date. Eyetech shall have the right to terminate this Agreement and the LOU immediately, upon written notice, if the LOU Termination Date has not occurred on or before January 1, 2005.

            (d) Regulatory Changes and Infractions. Eyetech shall have the right to terminate this Agreement if the (i) United Stated Food and Drug Administration imposes requirements that require a change in the Specifications that, in Eyetech's judgment, Raylo cannot accommodate to Eyetech's reasonable satisfaction or (ii) Raylo is unable to Deliver Eyetech's requirements of API due to violation of any Applicable Legal Requirements.

            (e) Change in Control of Raylo. In the event that any Person (other than Raylo, any trustee or other fiduciary holding securities under an employee benefit plan of Raylo, or any corporation owned directly or indirectly by the stockholders of Raylo in substantially the same proportion as their ownership of stock of Raylo) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Raylo representing greater than 50% of the combined voting power of Raylo's then outstanding securities (a "Change in Control"), Eyetech may terminate this Agreement upon thirty (30) days' written notice given to Raylo at any time within six (6) months after such Change in Control.

            (f) Competitive Pricing. In the event that at any time during the Term after December 31, 2005, a third party other than Pfizer Inc. or an affiliate of Pfizer Inc. is able to manufacture API in accordance with the Specifications and cGMP, in at least the same quantities as those manufactured by Raylo hereunder and at a cost that is less than the price for the API currently charged Eyetech by Raylo, then Raylo shall have [**] days in which to reduce its price for the API to the price to be charged Eyetech by such third party; provided that if the third party with which Eyetech proposes to enter into such lower-cost arrangement would use a higher volume or different process than a 15mM process and Raylo agrees in writing to develop a higher volume or different process in order to achieve the required cost reduction, then Raylo shall have an additional [**] days (i.e., a total of [**] days) in which to reduce its price for the API to the price to be charged Eyetech by such third party. If Raylo fails to lower its prices, Eyetech shall have the right to terminate this Agreement immediately, upon written notice; provided that orders made by Eyetech prior to such termination would be filled by Raylo, and paid for by Eyetech, in accordance with the terms of this Agreement.

      9.3 Termination for Breach; Insolvency. Either Raylo or Eyetech may terminate this Agreement immediately, without prejudice to any other remedies available to it at law or in equity, by notice in writing to the other upon the occurrence of any of the following events:

            (a) If the other Party (the "Breaching Party") materially breaches this Agreement, and such breach is not remedied within sixty (60) days after receipt by the Breaching Party of notice identifying the breach; or

            (b) If the other Party ceases for any reason to carry on business, dissolves, liquidates, winds up, or files or is petitioned into bankruptcy, liquidation, rehabilitation or dissolution or becomes insolvent or fails generally to pay its debts or obligations or a petition is filed seeking the appointment of or the taking possession by a receiver, custodian, trustee or similar official.

      9.4 Effect of Expiration or Termination. Upon the expiration of this Agreement at the end of the Term, or upon the termination of this Agreement by either Party pursuant to this Section 9:

            (a) Raylo shall promptly: (i) return to Eyetech all relevant records, materials or Eyetech Confidential Information (to the extent legal or regulatory requirements permit), including, without limitation, all manufacturing records relating to the API; (ii) return to Eyetech the Eyetech Materials then in the possession or control of Raylo or its Affiliates; and
(iii) discontinue all manufacture of the API;

            (b) Eyetech shall promptly return to Raylo all Raylo Confidential Information (to the extent legal or regulatory requirements permit);

            (c) The licenses granted under Section 2.3(a) and (c) shall survive termination and the licenses granted under Section 2.3(b) shall not;

            (d) At Eyetech's request, and at Eyetech's expense or the expense of Eyetech's designated second or alternative source manufacturer of API, Raylo shall exercise its right under Section 2.02 of the [**] to grant a license on terms [**] designated by Eyetech at any time prior to the first anniversary of the expiration or termination of this Agreement;

            (e) At Eyetech's request and at Eyetech's expense, Raylo shall provide Eyetech with reasonable assistance in transferring the manufacturing activities covered by this Agreement to a third party contract manufacturer; and

            (f) At Eyetech's request, Raylo shall sell to Eyetech all (i) inventory of Raw Materials then in Raylo's possession, at Raylo's out-of-pocket costs incurred in the procurement of such Raw Materials, (ii) work-in-process then in Raylo's possession, at a pro rated portion of the Negotiated Per Gram Cost reflecting Raylo's out-of-pocket costs and the work performed by Raylo prior to transfer, and (iii) API then in Raylo's possession, at the Negotiated Per Gram Cost.

      9.5 Survival. The expiration or prior termination of this Agreement for whatever reason shall not affect the accrued rights of either Raylo or Eyetech arising under this Agreement and Sections 2.3(a), 2.3(c), 2.3(d), 6, 7, 8, 9, 10 and 11 shall survive such expiration or termination.


                               10. CONFIDENTIALITY


      10.1 Confidential Information. Each Party agrees that all Confidential Information disclosed to it or its Affiliates by the other Party (a) shall not be used by the receiving Party or its Affiliates except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement and, for the avoidance of doubt, shall not be used by the receiving Party in connection with products or services other than the API or the manufacture thereof, (b) shall be maintained in confidence by the receiving Party and its Affiliates, and (c) shall not be disclosed by the receiving Party or its Affiliates to any third party who is not an Affiliate or consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party. Notwithstanding the foregoing provisions of this Section 10.1, (x) either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by applicable law, regulation or legal process, including without limitation by the rules or regulations of the United States Securities and Exchange Commission (the "SEC") or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, in which event such Party shall provide prior notice of such intended disclosure to such other Party if possible under the circumstances and shall disclose only such Confidential Information of such other Party as is required to be disclosed and (y) the Parties (and each employee, representative, or other agent of the Parties) may disclose to any and all Persons, without limitation of any kind, the United States federal tax treatment and tax structure of the transactions set forth in this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure.

      10.2 Disclosures to Employees, Consultants, Advisors, Agents and Subcontractors. Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party's respective employees, consultants, advisors, agents and subcontractors and to the employees, consultants, advisors, agents and subcontractors of the receiving Party's Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement, provided that Eyetech and Raylo shall each remain responsible for any failure by its and its Affiliates' respective employees, consultants, advisors, agents and subcontractors to treat such information and materials as required under Section 10.1.

      10.3 Term. All obligations of confidentiality imposed under Sections 10.1 and 10.2 shall expire upon the later of (a) expiration or termination of this Agreement and (b) five (5) years after the date the applicable Confidential Information is disclosed.


                             11. GENERAL PROVISIONS


      11.1 Independent Status of Parties. Each Party shall act as an independent contractor and shall not bind nor attempt to bind the other Party to any contract, or any performance of obligations outside of this Agreement. Nothing contained or done under this Agreement shall be interpreted as constituting either Party the agent, partner or joint venturer of the other in any sense of the term whatsoever unless expressly so stated.

      11.2 Subcontracting. Raylo shall have the right to wholly or partly subcontract the activities to be performed by Raylo hereunder, provided, however, that (a) said subcontractor shall be approved in advance by Eyetech, such approval not to be unreasonably withheld, and (b) Raylo shall remain fully responsible for all of its obligations hereunder.

      11.3 Publicity. Neither Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written approval of the other Party except as otherwise required by law. Such approval shall not be unreasonably withheld. Upon approval and launch of the Eyetech Product, Eyetech will allow Raylo to publicly announce that Raylo is a manufacturer of API for Eyetech.

      11.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with, and any arbitration or court action hereunder shall apply, the laws of the State of New York, excluding (i) its conflicts of laws principles,
(ii) the United Nations Convention on Contracts for the International Sale of Goods, (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"); and (iv) the protocol amending the 1974 Convention, done at Vienna April 11, 1980.

      11.5 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration as follows:

            (a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such 30-day period, the arbitrator shall be selected by the Minneapolis, Minnesota, USA office of the American Arbitration Association (the "AAA"). The arbitrator shall be a lawyer with biotechnology and/or pharmaceutical industry legal experience, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

            (b) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

            (c) The arbitrator shall set a date for a hearing, which shall be no later than forty-five (45) days after the submission of written proposals pursuant to Section 11.5(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

            (d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in Section 11.5(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

            (e) The (i) attorneys' fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

            (f) Any arbitration pursuant to this Section 11.5 shall be conducted in Minneapolis, Minnesota, USA. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

      11.6 No Limitation. Nothing in Section 11.5 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

      11.7 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service, or (d) sent by facsimile transmission, in each case to an address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile with confirmed answerback (if such transmission is on a Business Day; otherwise, on the next day following such transmission).

      Notices to Raylo shall be addressed to     Raylo Chemicals, Inc.
                                                 8045 Argyll Road
                                                 Edmonton, Alberta
                                                 Canada T6C 4A9
                                                 Phone:  (780) 468-6060
                                                 Fax:  (780) 472-8189
                                                 Attn:  Matt Colomb

      Notices to Eyetech shall be addressed to   Eyetech Pharmaceuticals, Inc.
                                                 500 Seventh Avenue, 18th Floor
                                                 New York, New York 10018

                                                 Phone:  (212) 997-9241
                                                 Fax:  (212) 997-9251
                                                 Attn:  Chief Executive Officer

      With a copy to:                            Eyetech Pharmaceuticals, Inc.
                                                 500 Seventh Avenue, 18th Floor
                                                 New York, New York 10018
                                                 Phone: (212) 997-9241
                                                 Fax: (212) 997-9251
                                                 Attn: General Counsel

      Either Party may change its address by giving notice to the other Party in the manner herein provided.

      11.8 Entire Agreement. This Agreement, the LOU and the Quality Agreement collectively contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions of such agreements shall be binding unless made in writing and signed by the Parties.

      11.9 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

      11.10 Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a "Severed Clause"), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

      11.11 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to an Affiliate of the assigning Party or to any party who acquires all or substantially all of the capital stock or assets of the assigning Party related to the transactions contemplated in this Agreement by merger, consolidation, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement.

      11.12 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

      11.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

      11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties hereto have caused this Manufacturing and Supply Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

RAYLO CHEMICALS, INC.                     EYETECH PHARMACEUTICALS, INC.

By:     /s/J.Matthew Colab                By:    /s/Paul G. Chaney
   ------------------------------------      -----------------------------------
Name:                                     Name:  Paul G. Chaney
Title:  President                         Title: COO

November 11, 2003

                                    Exhibit A

                                 Specifications

--------------------------------------------------------------------------------
                                                                   2880
                                                                   ----

RAYLO                                                          Form No A009
CHEMICALS                      [**]                            Issue       6


Product/Intermediate     Supercedes       Effective Date     Page 1 of 2
Specification                    None     June 18, 2002


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Test                              Test Method                   Limit

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                                      [**]



Sampling Instructions:     [**]
Sample Size:               [**]      Reserve Sample:  [**]  Biosample Size: [**]
Storage Conditions:        [**]      Sample Retention Time:     [**]
Release Validity Period:   [**]      Sample Disposal:           [**]


--------------------------------------------------------------------------------
APPROVED BY                      SIGNATURE                         DATE


QUALITY CONTROL GROUP            [ILLEGIBLE]                       May 29, 2002
LABORATORY GROUP                 [ILLEGIBLE]                       May 31, 2002
MANUFACTURING GROUP              [ILLEGIBLE]                       May 31, 2002
QUALITY ASSURANCE GROUP          [ILLEGIBLE]                       June 18, 2002
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                   2880
                                                                   ----

RAYLO                                                          Form No A009
CHEMICALS                      [**]                            Issue       6


Product/Intermediate     Supercedes       Effective Date     Page 2 of 2
Specification                    None     June 18, 2002


--------------------------------------------------------------------------------

CHEMICAL FORMULA                        STRUCTURAL FORMULA


    [**]                                [**]

PHYSICAL DATA

    [**]



[**]

================================================================================

                                    Exhibit B

                                Eyetech Materials

                         [to be deleted in its entirety]

---------------------------------------------------------------------------------------------------------------
Raylo Spec Number      Company         Specification Name          Common       u/m             Quantity Breaks
                                                                    Name
---------------------------------------------------------------------------------------------------------------


                                    Exhibit C

                                    Minimums


2004              2005             2006              2007              2008
100%              100%             [**]%             [**]%             [**]%

                                    Exhibit D

                            Negotiated Per Gram Cost

      Per gram pricing shall be based on the following assumptions and formula:

Maximum [**]:

      Will be based on the [**].

[**]:

      Will be the [**] during the life of this agreement [**].

[**]:

      Will initially be the [**]

[**]:

      Will be [**] hereunder.

[**]:

      Will initially be [**].

      [**]. However, should Eyetech [**].

      [**] Raylo will [**].

[**]:

         Will initially be [**].

[**]:

      Shall be [**]:

      1- In calculation of [**].

      2- In calculation for [**].

      3- In calculation of [**].

      4- In calculation of [**].

The Formula for Per Gram Cost [**] will be in $ per gram:

                                      [**]
--------------------------------------------------------------------------------
                                      [**]

                                   Exhibit D-1

              Areas of Facility Dedicated to Production for Eyetech

           [Floor plan of the area divided into work and office space]


                                       30